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                                                                   EXHIBIT 10(s)

March 4, 1998



Mr. Walter Y. Elisha
Springs Industries, Inc.
205 North White Street
Fort Mill, SC   29715

Dear Walt:

This letter is intended to outline the details for fulfilling the Board's wish that there be an arrangement with you following your retirement, whereby Springs will have the continuing benefit of your expertise on certain matters, on an as-needed basis, in exchange for certain work-related, company-provided benefits. Specifically, the Board would like to provide you an office, administrative support, and access to certain aircraft, in support of your agreement to be available to provide advice and counsel to the Company from time to time as reasonably requested by the Board of Directors. These benefits are provided in addition to the retirement benefits provided to you as a retired executive.

Essentially, the arrangement can be divided into three categories for ease of discussion:


I.  Office and Administrative Support.

Springs will provide you with office and administrative support for a period of five years following your retirement. The office will initially be the space Springs is in the process of leasing near the corporate offices in Fort Mill. Initially, you will be provided with the services of Mrs. Laura Faile. If Mrs. Faile should leave Springs' employment, Springs reserves the right, after consulting with you, to make all decisions concerning the level of secretarial assistance needed to assist you in the performance of your business and other activities on behalf of the Company.

You will, of course, be entitled to reimbursement for all reasonable expenses incurred in the performance of your duties as an advisor.


II. Use of Airplane.

Springs is currently a limited partner in TPT Aviation which enables the Company to use aircraft owned by TPT. As long as Springs has the right to use such aircraft of TPT or has similar rights through another partnership or if Springs acquires a company-owned aircraft, Springs agrees to make such aircraft available for use by you at a total cost to




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the Company which shall not exceed $150,000. Your use of the plane shall be subject to the priorities of Company business, you shall be responsible for any personal tax consequences related to such use, and you shall make arrangements with the Company to pay for any required tax and other withholdings. Additionally, such use of aircraft shall be limited to destinations within the continental United States.


III. Non-Competition.

During the term of this agreement you shall remain free to undertake both professional and consulting agreements with other parties; provided, however, that during the term hereof you will not, without the prior written consent of the Company:

        (a) become employed by or render advisory or consulting services to

            (i) any competitor (present or potential) of Springs or its subsidiaries or joint venture partners; or

            (ii) to any person or entity engaged in the textile business whether as a manufacturer, converter, wholesaler, or distributor; or

        (b) directly or indirectly induce or solicit any person employed or hereafter employed by Springs or any of its subsidiaries or joint venture partners to leave the employ of Springs or any such subsidiary or joint venture partner.

I am delighted that Springs will continue to benefit from your expertise which has proved to be so invaluable to the Company.

Sincerely yours,

/s/ Charles W. Coker

Charles W. Coker, Chairman
Management Compensation &
  Organization Committee